Exhibit 10.1

2006 Annual Incentive Program Summary

Magellan's 2006 annual incentive program has been established to motivate individual activities that will improve the overall performance of the company. Metrics have been identified and targets set in several performance categories, including financial, operational, environmental and safety categories. In addition, a funding metric has been established that sets a floor of performance for the partnership below which no payout for any metric will be made. This mechanism reflects the view of management that it is inappropriate to pay bonuses if the overall cash generation of Magellan drops very significantly for any reason.

The 2006 program payout will be based on a combination of:

  Partnership performance

  Individual performance

Threshold, target and stretch levels of achievement have been set for each metric. Payouts under the plan begin after the threshold level of performance is achieved. Target payout occurs when results reach targeted performance expectations and the maximum payout occurs if results reach the stretch targets.

Payouts at the target performance level are based on a percentage of employee eligible earnings. Eligible earnings include regular base pay and eligible overtime pay for the period in which an employee is a participant in the program, including, but not limited to, hours worked during a normal workday, paid time off, short term disability, holiday pay, jury duty pay, bereavement pay and shift differentials.

If target performance is achieved, 100% of the calculated payout is eligible to be paid under the program. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be prorated.

Fifty percent (50%) of the calculated payout is subject to a personal performance adjustment. The personal performance adjustment applied to that 50% of the calculated payment can range from 0% of that 50% to 200% of that 50%.

Eligible employees begin participating in the program on the first day of employment in the program year. To be eligible to receive an award, an employee must be employed during the program year including the last day of the program year and through the time the award is actually paid. Exceptions to this requirement will be made where a participant's employment is terminated as a result of retirement or death, or the participant becomes eligible for long-term disability after the first day of the program year but before the award is paid. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination event. A participant whose employment is terminated anytime prior to the distribution of the award under any other circumstances is not eligible for an award.